Exhibit 99.1

CONTACT:	Leah Knapp, Erie Insurance
814/870-5758, leah.knapp@erieinsurance.com

FOR IMMEDIATE RELEASE

Erie Insurance President and CEO Terry Cavanaugh to Retire Year End 2016

ERIE, Pa. (Oct. 23, 2015) - Erie Indemnity Company (NASDAQ: ERIE) announced that Terrence W. Cavanaugh, president and chief executive officer, will retire at the close of 2016. Cavanaugh shared the decision yesterday during a meeting of the Board of Directors.

“The generous timeframe around Terry’s decision allows the Board to provide a thoughtful and effective transition of leadership,” said Chairman of the Board Thomas B. Hagen. “Equally important, it allows us to maintain our dedicated focus on protecting and serving our customers, and supporting our agents and employees for the long-term.”

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

A native of Chicago, Cavanaugh joined Erie Insurance in 2008 after a 33-year career with the Chubb Group of Insurance Companies. Under his leadership, Erie Insurance has grown property and casualty direct written premium by more than 45 percent and increased policyholder surplus by 60 percent.

Cavanaugh currently serves as the chair of the Board of Governors of Property Casualty Insurers Association of America (PCI). He is also on the Pennsylvania Workforce Investment Board and boards of the American Institute for CPCU and Insurance Institute of America.

Cavanaugh also serves on the Board of Directors of Highmark, a diversified health and wellness system based in Pittsburgh, Pa., and the third largest integrated health delivery and financing network in the nation. In Northwest Pennsylvania, where ERIE’s headquarters are located, Cavanaugh provides board leadership for a number of community organizations.

About Erie Insurance
According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 11th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 16th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia. Erie Insurance Group is a FORTUNE 500 company, a Barron's 500 company and has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking and, as such, may involve risks and uncertainties. These forward-looking statements reflect the Company's current views about future events, are based on assumptions, and are subject to known and unknown risks and uncertainties that may cause results to differ materially from results anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. The Company assumes no obligation to publicly update or revise any forward-looking statements.

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